Exhibit 99.1

Contact:
Ron Parham
Sr. Director of Investor Relations
& Corporate Communications
Columbia Sportswear Company
(503) 985-4584
rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY
REPORTS SECOND QUARTER AND FIRST HALF FINANCIAL RESULTS;
UPDATES FULL YEAR 2017 FINANCIAL OUTLOOK

Second Quarter and First Half 2017 Highlights:

•	Second quarter net sales increased 3 percent to a second-quarter record $398.9 million.

•	Second quarter net loss totaled $11.5 million, or $(0.17) per share.

•	First half net sales increased 3 percent to a first half record $942.7 million.

•	First half net income increased 4 percent to $24.5 million, or $0.35 per diluted share.

•	Cash and short term investments totaled $622.2 million at June 30, 2017.

•	The board of directors approved a regular quarterly dividend of $0.18 per share.

Updated Fiscal Year 2017 Financial Outlook:

•	Net sales growth of approximately 3 percent compared with 2016 net sales of $2.38 billion, including less than 1 percentage point negative effect from changes in currency exchange rates;

•
Operating income growth of approximately 3 percent to between approximately $256 million and $265 million, representing operating margin of approximately 10.8 percent, excluding the financial impact of the operating model assessment initiated earlier this year for which we have incurred expenses of approximately $5.2 million year-to-date;

•	An effective income tax rate of approximately 23.0 percent; and

•
Net income growth of up to 4 percent to between approximately $193 million and $200 million, or $2.74 to $2.84 per diluted share, also excluding financial impact of the operating model assessment and subsequent actions.

PORTLAND, Ore. - July 27, 2017 - Columbia Sportswear Company (NASDAQ: COLM) today announced record second-quarter net sales of $398.9 million for the quarter ended June 30, 2017, a 3 percent increase compared with net sales of $388.8 million for the second quarter of 2016. Second quarter 2017 net loss totaled $11.5 million, or $(0.17) per share, including expenses of approximately $2.5 million net of tax, or $0.04 per share, related to the company's operating model assessment that was commenced during the first quarter, compared to second quarter 2016 net loss of $8.2 million, or $(0.12) per share.

Through the first six months of 2017, net sales grew $28.8 million, or 3 percent (4 percent constant-currency), to $942.7 million, compared to $913.9 million in the first half of 2016. First half 2017 net income increased 4 percent, to $24.5 million, or $0.35 per diluted share, including expenses of approximately $3.3 million net of tax, or $0.05 per diluted share, related to the company's operating model assessment, compared to first half 2016 net income of $23.6 million, or $0.33 per diluted share.

President and Chief Executive Officer Tim Boyle commented, "We delivered solid first half financial results featuring growth from three of our four brands and all four geographic regions. First-half sales growth of 3 percent and earnings growth of 4 percent are on pace with our full-year expectations.

"The operating model assessment we launched earlier this year led to a realignment of our senior leadership team in June. This newly-aligned team is now focused on the second phase of the initiative - which we have named "Project CONNECT" - to build on our strengths as a brand-led, consumer-first organization and accelerate performance against our top four strategic priorities:

•	Drive brand awareness and sales growth in our wholesale and direct-to-consumer channels through increased, focused demand creation;

•	Enhance consumer experience and digital capabilities;

•	Expand and improve global direct-to-consumer channels, with supporting processes and systems; and

•	Invest in our people and optimize the organization across our portfolio of brands.

"We have embarked on Project CONNECT from a position of strength, including a current outlook that anticipates sales and earnings growth and a fortress balance sheet with more than $600 million in cash and no long-term debt."

Boyle concluded, "In the midst of an evolving consumer marketplace, our portfolio of powerful brands, strong balance sheet, and talented teammates around the world are significant competitive advantages to executing our strategic plan and delivering sustainable, profitable growth."

Second Quarter Results
(All comparisons are between second quarter 2017 and second quarter 2016, unless otherwise noted.)

The second quarter is the company's smallest revenue quarter, historically accounting for a mid-teens percentage of annual net sales. As a result, year-over-year regional, brand and category net sales comparisons often produce large percentage variances in relation to the prior year's comparable period due to the small base of comparison and shifts in the timing of shipments which, when coupled with the company's fixed cost structure, can have an amplified effect on operating results.

Second quarter consolidated net sales increased 3 percent, driven by:

•
4 percent net sales growth in the U.S. to $238.2 million, consisting of mid-teen percentage growth in direct-to-consumer net sales, partially offset by a high-single-digit percentage decline in wholesale net sales;

•	14 percent net sales growth in the EMEA region (16 percent constant-currency), to $67.3 million, including growth in net sales to EMEA distributors and in the company's Europe-direct business; and

•	2 percent net sales growth in Canada (5 percent constant-currency), to $13.9 million;
partially offset by:

•	a 9 percent net sales decline in the LAAP region (8 percent constant-currency), to $79.5 million, primarily due to lower net sales in China and Korea. (See "Geographical Net Sales" table below.)

Global Columbia brand net sales increased 2 percent (3 percent constant-currency) to $340.5 million. Global SOREL brand net sales increased 71 percent (74 percent constant-currency) to $6.0 million. Global prAna brand net sales increased 9 percent to $35.0 million. Global Mountain Hardwear brand net sales decreased 5 percent to $16.1 million. (See "Brand Net Sales" table below.)

Global Apparel, Accessories and Equipment net sales increased 3 percent to $329.7 million. Global Footwear net sales increased 3 percent (4 percent constant-currency) to $69.2 million. (See "Categorical Net Sales" table below.)

Second quarter loss from operations totaled $17.3 million, or (4.4) percent of net sales, including expenses of approximately $4.0 million related to the company's operating model assessment, compared to $11.8 million, or (3.0) percent of net sales, for the same period in 2016.

The effective income tax rate was 28.6 percent in the second quarter of 2017, compared to 29.1 percent for the same period in 2016.

Second quarter net loss totaled $11.5 million, or $(0.17) per share, including expenses of approximately $2.5 million net of tax, or $0.04 per share, related to the company's operating model assessment, compared with second quarter 2016 net loss of $8.2 million, or $(0.12) per share.

Balance Sheet and Cash Flow
Consolidated inventories of $559.5 million at June 30, 2017 were 14 percent lower than the $653.6 million balance at June 30, 2016.

The company generated $157 million in operating cash flow in the first half of 2017, ending the quarter with $622.2 million of cash and short-term investments, compared with $428.8 million at June 30, 2016.

Share Repurchases and Dividends
During the second quarter, the company repurchased 48,943 shares of common stock for a total price of $2.5 million. During the first half, the company repurchased 665,095 shares of common stock at an aggregate purchase price of $35.5 million. At June 30, 2017, approximately $137.9 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

The board of directors authorized a regular quarterly cash dividend of $0.18 per share, payable on August 31, 2017 to shareholders of record on August 17, 2017.

Updated 2017 Financial Outlook
All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our 2017 outlook assumes that current macro and market conditions in key markets do not worsen and that current U.S. regulatory and tax policies remain largely unaltered for the balance of the year.

The company's annual net sales are weighted more heavily toward the Fall season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

The company currently expects 2017 net sales growth of approximately 3 percent compared with 2016 net sales of $2.38 billion, including less than 1 percentage point negative effect from changes in foreign currency exchange rates. The company's U.S. direct-to-consumer channel is expected to account for a majority of the projected full year 2017 global net sales increase.

The company expects fiscal year 2017 gross margins to improve by approximately 30 basis points, and for selling, general and administrative ("SG&A") expenses to increase at a rate slightly higher than net sales, resulting in approximately 30 basis points of SG&A expense deleverage, including a planned increase in global demand creation spend. The full year effective tax rate is expected to be approximately 23 percent.

Based on the above assumptions, the company expects 2017 operating income to increase approximately 3 percent, to between $256 million and $265 million, resulting in anticipated 2017 operating margin of approximately 10.8 percent. Net income after non-controlling interest is expected to increase up to 4 percent to between approximately $193 million and $200 million, or approximately $2.74 to $2.84 per diluted share. All of the company's anticipated growth in full year 2017 operating income and net income is expected to occur in the fourth quarter.

This outlook does not include any financial impact incurred during the first half of 2017 or to be recognized during the second half of 2017 from activities associated with the operating model assessment, or subsequent actions.

A more detailed version of the company's second quarter financial results and updated 2017 outlook can be found in the "CFO Commentary on Second Quarter Financial Results and Updated 2017 Financial Outlook" available on the company’s investor relations website: http://investor.columbia.com/results.cfm.

CFO's Commentary on Second Quarter And First Half Financial Results and Updated 2017 Financial Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Jim Swanson, Senior Vice President and Chief Financial Officer, reviewing the company's second quarter financial results and updated 2017 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, July 27, 2017 at 5:00 p.m. ET to review its second quarter and first half financial results and updated 2017 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the company's website at http://investor.columbia.com where it will remain available until approximately July 25, 2018.

Third Quarter 2017 Reporting Schedule
Columbia Sportswear Company plans to report financial results for the third quarter on Thursday, October 26, 2017 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company's third quarter financial results and updated 2017 financial outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See "Supplemental Financial Information - Net Sales Growth - Constant-currency Basis" tables below.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, prAna®, and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, and www.outdry.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, operating income, operating margins, net income, selling, general and administrative expenses, income tax rates, earnings per share, the effects of changes in foreign currency exchange rates, growth in certain geographic regions, the performance of our global direct-to-consumer channels, and the expected results and execution of our operating model assessment. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in direct-to-consumer channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,
	2017	2016
Current Assets:
Cash and cash equivalents	$620,639	$415,944
Short-term investments	1,591	12,859
Accounts receivable, net	181,119	192,354
Inventories	559,544	653,636
Prepaid expenses and other current assets	42,053	35,657
Total current assets	1,404,946	1,310,450

Property, plant, and equipment, net	286,006	287,869
Intangible assets, net	131,045	136,011
Goodwill	68,594	68,594
Deferred income taxes	94,514	78,651
Other non-current assets	26,095	25,979
Total assets	$2,011,200	$1,907,554

Current Liabilities:
Short-term borrowings	$—	$2,364
Accounts payable	264,881	274,609
Accrued liabilities	114,807	121,696
Income taxes payable	3,245	3,094
Total current liabilities	382,933	401,763
Note payable to related party	—	14,681
Other long-term liabilities	44,809	43,416
Income taxes payable	11,102	9,858
Deferred income taxes	156	228
Total liabilities	439,000	469,946

Equity:
Columbia Sportswear Company shareholders' equity	1,546,810	1,419,521
Non-controlling interest	25,390	18,087
Total equity	1,572,200	1,437,608

Total liabilities and equity	$2,011,200	$1,907,554

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$398,904	$388,745	$942,697	$913,881
Cost of sales	218,042	209,161	503,368	486,920
Gross profit	180,862	179,584	439,329	426,961
	45.3%	46.2%	46.6%	46.7%

Selling, general and administrative expenses	200,598	193,321	413,413	398,346
Net licensing income	2,451	1,951	4,804	3,864
Income (loss) from operations	(17,285)	(11,786)	30,720	32,479
Interest income, net	1,250	692	2,205	1,183
Interest expense on note payable to related party	(180)	(262)	(429)	(526)
Other non-operating income (expense), net	360	259	307	(116)
Income (loss) before income tax	(15,855)	(11,097)	32,803	33,020
Income tax benefit (expense)	4,539	3,224	(5,234)	(6,699)
Net income (loss)	(11,316)	(7,873)	27,569	26,321
Net income attributable to non-controlling interest	219	299	3,098	2,723
Net income (loss) attributable to Columbia Sportswear Company	$(11,535)	$(8,172)	$24,471	$23,598

Earnings (loss) per share attributable to Columbia Sportswear Company:
Basic	$(0.17)	$(0.12)	$0.35	$0.34
Diluted	$(0.17)	$(0.12)	$0.35	$0.33
Weighted average shares outstanding:
Basic	69,672	69,694	69,639	69,567
Diluted	69,672	69,694	70,367	70,542

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$27,569	$26,321
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,932	29,491
Loss on disposal and impairment of property, plant, and equipment	441	3,460
Deferred income taxes	3,378	1,514
Stock-based compensation	5,719	5,453
Changes in operating assets and liabilities:
Accounts receivable	156,755	187,132
Inventories	(61,809)	(167,461)
Prepaid expenses and other current assets	(3,073)	(1,968)
Other assets	2,037	(3,125)
Accounts payable	39,773	53,458
Accrued liabilities	(41,523)	(33,456)
Income taxes payable	(4,133)	(1,020)
Other liabilities	1,981	2,903
Net cash provided by operating activities	157,047	102,702

Cash flows from investing activities:
Purchases of short-term investments	(33,813)	(21,263)
Sales of short-term investments	32,878	8,855
Capital expenditures	(24,323)	(22,972)
Proceeds from sale of property, plant, and equipment	202	40
Net cash used in investing activities	(25,056)	(35,340)

Cash flows from financing activities:
Proceeds from credit facilities	2,774	19,625
Repayments on credit facilities	(2,774)	(19,202)
Proceeds from issuance of common stock under employee stock plans	10,606	9,102
Tax payments related to restricted stock unit issuances	(3,539)	(4,806)
Repurchase of common stock	(35,542)	—
Cash dividends paid	(25,046)	(23,689)
Payment of related party note payable	(14,236)	—
Net cash used in financing activities	(67,757)	(18,970)

Net effect of exchange rate changes on cash	5,016	(2,218)
Net increase in cash and cash equivalents	69,250	46,174

Cash and cash equivalents, beginning of period	551,389	369,770
Cash and cash equivalents, end of period	$620,639	$415,944

Supplemental disclosures of non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$9,191	$4,856

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended June 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2017	Translation	2017(1)	2016	% Change	% Change(1)
Geographical Net Sales:
United States	$238.2	$—	$238.2	$228.8	4%	4%
LAAP	79.5	1.0	80.5	87.3	(9)%	(8)%
EMEA	67.3	1.1	68.4	59.1	14%	16%
Canada	13.9	0.4	14.3	13.6	2%	5%
Total	$398.9	$2.5	$401.4	$388.8	3%	3%

Brand Net Sales:
Columbia	$340.5	$2.3	$342.8	$333.4	2%	3%
SOREL	6.0	0.1	6.1	3.5	71%	74%
prAna	35.0	—	35.0	32.2	9%	9%
Mountain Hardwear	16.1	—	16.1	17.0	(5)%	(5)%
Other	1.3	0.1	1.4	2.7	(52)%	(48)%
Total	$398.9	$2.5	$401.4	$388.8	3%	3%

Categorical Net Sales:
Apparel, Accessories and Equipment	$329.7	$1.6	$331.3	$321.5	3%	3%
Footwear	69.2	0.9	70.1	67.3	3%	4%
Total	$398.9	$2.5	$401.4	$388.8	3%	3%

	Six Months Ended June 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2017	Translation	2017(1)	2016	% Change	% Change(1)
Geographical Net Sales:
United States	$571.4	$—	$571.4	$565.0	1%	1%
LAAP	197.8	2.3	200.1	189.1	5%	6%
EMEA	122.7	2.0	124.7	110.4	11%	13%
Canada	50.8	(0.9)	49.9	49.4	3%	1%
Total	$942.7	$3.4	$946.1	$913.9	3%	4%

Brand Net Sales:
Columbia	$789.6	$3.4	$793.0	$770.5	2%	3%
SOREL	33.2	—	33.2	21.6	54%	54%
prAna	73.7	—	73.7	73.6	—%	—%
Mountain Hardwear	43.8	(0.1)	43.7	42.2	4%	4%
Other	2.4	0.1	2.5	6.0	(60)%	(58)%
Total	$942.7	$3.4	$946.1	$913.9	3%	4%

Categorical Net Sales:
Apparel, Accessories and Equipment	$769.7	$1.8	$771.5	$755.5	2%	2%
Footwear	173.0	1.6	174.6	158.4	9%	10%
Total	$942.7	$3.4	$946.1	$913.9	3%	4%
(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.